(e)(1)(i)

AMENDED SCHEDULE OF APPROVALS

with respect to the

UNDERWRITING AGREEMENT

between

ING SERIES FUND, INC.

and

ING FUNDS DISTRIBUTOR, LLC

Name of Fund

Brokerage Cash Reserves
ING Alternative Beta Fund
ING Capital Allocation Fund
ING Core Equity Research Fund
ING Corporate Leaders 100 Fund
ING Global Target Payment Fund
ING Index Plus LargeCap Fund
ING Index Plus MidCap Fund
ING Index Plus SmallCap Fund
ING Money Market Fund
ING Small Company Fund
ING Tactical Asset Allocation Fund
ING U.S. Government Money Market Fund